State of Delaware
                          Certificate of Incorporation
                         Global Business Resources, Inc.

  FIRST:  The name of this Delaware corporation is:

  Global Business Resources, Inc.

  SECOND:  The name and address of the Corporation's Registered Agent is:

  Corporate Creations Enterprises, Inc.
  2530 Chanin Drive
  Wilmington, DE 19810
  New Castle County

  THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

  FOURTH: The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.0001 per share. In addition, the Corporation shall have the authority to issue 10,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

  FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

  SIXTH:  The name and address of the incorporator is:

  Corporate Creations International, Inc.
  941 Fourth Street, #200

  Miami Beach, FL 33139

  SEVENTH: This Certificate of Incorporation shall become effective on October 20, 2000.

  /s/ Roger A. Reyes
  ---------------------------------------
  Corporate Creations International, Inc.
  Roger A. Reyes, Vice President